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                           CERTIFICATE OF DESIGNATION
                                     OF THE
                  SERIES B CUMULATIVE PERPETUAL PREFERRED STOCK
                                       OF
                       PATRIOT AMERICAN HOSPITALITY, INC.

                                ----------------


     Patriot American Hospitality, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

     1. That, pursuant to authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended from time to time (the "DGCL"), said Board of Directors duly adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a series of preferred stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock of the Corporation known as the Series B Cumulative Perpetual Preferred Stock be, and such series hereby is, created, classified and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto as EXHIBIT A.


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                                    EXHIBIT A

     1. DESIGNATION.

     A total of 10,000,000 shares of Preferred Stock of the Corporation shall be designated as Series B Cumulative Perpetual Preferred Stock, par value $.01 per share (the "Series B Preferred Stock").

     2. DIVIDEND RIGHTS.

     (a) The holders of record of outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Corporation's Board of Directors (the "Board") out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share at the rate of 15% on the stated value of $25.00 per share per annum (equivalent to a fixed annual amount of $3.75 per share). Such dividends shall be cumulative from the first date on which any Series B Preferred Stock is issued and, if declared and paid, shall be payable semi-annually in arrears on January 25 and July 25 of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend will be payable on July 25, 1999. Such dividend and any dividend payable on the Series B Preferred Stock for any dividend period that is less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifth day of the calendar month in which the applicable Dividend Payment Date falls on or such other date designated by the Board for the payment of dividends that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     (b) Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

     (c) The Series B Preferred Stock shall, with respect to dividend rights, rank (a) senior to the Series A Convertible Preferred Stock of the Corporation,
(b) senior to the Series X Junior Participating Cumulative Preferred Stock of the Corporation, (c) senior to all classes or series of the Corporation Common Stock and to all other equity securities the terms of which specifically provide that such equity securities rank either on a parity with the Corporation Common Stock or junior to the Series B Preferred Stock with respect to the payment of dividends, (d) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to the payment of dividends, and (e) junior to all other equity securities issued by the Corporation.


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     (d) Except as provided in Section 2(e) below, no dividends will be declared or paid or set apart for payment on any stock of the Corporation or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of the Corporation's Common Stock or in any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series B Preferred Stock for all past dividend periods.

     (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock (as defined in the Certificate of Incorporation) ranking on a parity as to dividends with the Series B Preferred Stock, all dividends authorized upon the Series B Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Stock which may be in arrears.

     (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of the Corporation's Common Stock or other shares of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be authorized or made upon the Corporation's
Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation.

     (g) Holders of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series B Preferred Stock as described above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

     3. LIQUIDATION PREFERENCE.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a "Liquidation Event"), the holders of shares of Series B Preferred Stock then outstanding, after payment or provision for payment of any distribution required to be made on any shares of the Corporation having a preference or a priority over the


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shares of Series B Preferred Stock on liquidation, are entitled to be paid out of the assets of the Corporation available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Corporation's Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights.

     (b) The Series B Preferred Stock shall, with respect to liquidation rights, rank (a) senior to the Series A Convertible Preferred Stock of the Corporation,
(b) senior to the Series X Junior Participating Cumulative Preferred Stock of the Corporation, (c) senior to all classes or series of the Corporation Common Stock and to all other equity securities the terms of which specifically provide that such equity securities rank either on a parity with the Corporation Common Stock or junior to the Series B Preferred Stock with respect to liquidation rights, (d) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to liquidation rights, and (e) junior to all other equity securities issued by the Corporation.

     (c) In the event that, upon any Liquidation Event, the available assets of the Corporation are sufficient to pay part but not all of the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Corporation ranking on a parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (d) Written notice of any payment to be made by the Corporation as a result of a Liquidation Event, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the address of each holder as the same shall appear on the stock transfer records of the Corporation on a record date designated by the Board.

     (e) After payment of the full amount to which the holders of Series B Preferred Stock are entitled hereunder on a Liquidation Event, they will have no right or claim to any of the remaining assets of the Corporation.

     (f) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Corporation or the sale, lease or conveyance of all, or substantially all of, the property or business of the Corporation, shall not be, or be deemed to constitute, a Liquidation Event.


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     4. REDEMPTION.

     (a) CORPORATION'S RIGHT OF OPTIONAL REDEMPTION. Except as specifically set forth in the next sentence and Section 4(b) below, the Series B Preferred Stock shall not be redeemable prior to January 2, 2000. However, for so long as the Corporation elects to remain a qualified real estate investment trust ("REIT") for federal income tax purposes, the Series B Preferred Stock shall be subject to the provisions of Article IV of the Corporation's Certificate of Incorporation pursuant to which Series B Preferred Stock owned by a stockholder in excess of the Ownership Limit or Look-Through Ownership Limit (as such terms are defined in the Certificate of Incorporation), as the case may be, will automatically be exchanged for shares of Excess Stock and the Corporation will have the right to purchase Excess Stock from the holder. On and after January 2, 2000, the Corporation, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

     (b) Notwithstanding the provisions of Section 4(a), in the event of a Change of Control of the Corporation (as such term is defined below), the Corporation, at its option and upon not less than 30 nor more than 60 days' written notice, may, out of funds legally available therefor, redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

     "Change in Control" shall be deemed to have occurred if: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or any consortium of investors acting pursuant to the same investment agreement, or a series or related investment agreements, with the Corporation, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; or (ii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with or into any other corporation, other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Corporation or such surviving or resulting entity outstanding immediately after such merger or consolidation; or


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(iii) the stockholders of the Corporation approve the dissolution of the
Corporation or the sale, or lease or exchange by the Corporation of all or substantially all the Corporation's assets.

     (c) LIMITATIONS ON REDEMPTION. Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series B Preferred Stock shall be redeemed; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Excess Stock.

     (d) RIGHTS TO DIVIDENDS ON SHARES CALLED FOR REDEMPTION. Immediately prior to any redemption of Series B Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

     (e) PROCEDURES FOR REDEMPTION.

          (i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. Neither the failure to give such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to a holder to whom notice was defective or not given.

          (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date;
(B) the redemption price; (C) the number of shares of Series B Preferred Stock to be redeemed; (D) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.


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          (iii) If notice of redemption of any shares of Series B Preferred
Stock has been given and if the funds necessary for such redemption have been irrevocably deposited or set aside by the Corporation to pay the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series B Preferred Stock to be redeemed shall surrender the certificates for shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state) at the place designated in such notice and, upon such surrender in accordance with said notice of the certificates for shares of Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series B Preferred Stock shall be redeemed by the Corporation at the redemption price plus an amount equal to all accrued and unpaid dividends payable upon such redemption. In case less than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

     (f) APPLICATION OF ARTICLE IV. The shares of Series B Preferred Stock are subject to the provisions of Article IV of the Certificate of Incorporation. Notwithstanding the provisions of Article IV of the Certificate of Incorporation, shares of Series B Preferred Stock which have been exchanged pursuant to the Certificate of Incorporation for Excess Stock may be redeemed, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

     (g) STATUS OF REDEEMED SHARES. Any shares of Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, not be reissued and the Board shall take all such actions as are necessary to cause such shares to receive the status of authorized but unissued shares of preferred stock, without designation as to series until such time as such shares are once more designated as part of a particular series by the Board.

     5. VOTING RIGHTS.

     (a) Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below or as required by law.

     (b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), regardless of whether the Preferred Dividend Defaults occurred in consecutive quarterly periods, the holders of such shares of Series B Preferred Stock (voting separately as a class with all other series of


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Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends or on liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the outstanding shares of Series B Preferred Stock or the holders of shares of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

     (c) If and when all accumulated dividends and the dividend for the current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series B Preferred Stock shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall automatically terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed without cause otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights set forth in
Section 6(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

     (d) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited or set aside to effect such redemption.

     (e) Any increase or decrease in the amount of authorized capital stock of any class or series, including the Series B Preferred Stock, shall not require the consent or vote of the holders of Series B Preferred Stock and shall not be deemed to materially and adversely affect the designations, preferences or special rights of the Series B Preferred Stock.


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     6. NO PREEMPTIVE OR OTHER RIGHTS.

     The holders of Series B Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

     7. LEGEND. Each certificate for shares of Series B Preferred Stock shall bear the following legend:

     "The shares of Patriot American Hospitality, Inc. represented by this certificate are subject to restrictions in the Amended and Restated Certificate of Incorporation of the company which prohibit (a) any Person (other than a Look-Through Entity) (as such terms are defined in the Amended and Restated Certificate of Incorporation of the company) from Beneficially Owning or Constructively Owning (as such terms are defined in the Amended and Restated Certificate of Incorporation of the company) in excess of 8.0% of the number of outstanding shares of any class or series of Equity Stock (as that term is defined in the Amended and Restated Certificate of Incorporation of the company), (b) any Look-Through Entity from Beneficially Owning or Constructively Owning in excess of 9.8% of the number of outstanding shares of any class or series of Equity Stock, (c) any Person from acquiring or maintaining any ownership interest in the stock of the company that is inconsistent with (i) the requirements of the Internal Revenue Code of 1986, as amended, pertaining to real estate investment trusts or (ii) Article IV of the Amended and Restated Certificate of Incorporation of the company and (d) any transfer of shares of any class or series of Equity Stock of the company that are paired pursuant to the Pairing Agreement, dated as of February 17, 1983, between the company and Wyndham International, Inc. (f/k/a Patriot American Hospitality Operating Company), as amended from time to time in accordance with the provisions thereof (the "Pairing Agreement"), except in combination with an equal number of shares of Wyndham International, Inc. in accordance with the Amended and Restated Bylaws, as amended, of the company and the Pairing Agreement, copies of which are on file with the transfer agent named on the face hereof, and the holder of this certificate by his acceptance hereof consents to be bound by such restrictions.

     Patriot American Hospitality, Inc. will furnish without charge to each stockholder who so requests a copy of the relevant provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, as amended, of the company, a copy of the Pairing Agreement and a copy of the provisions setting forth the designations, preferences, privileges and rights of each class of stock or series thereof that the company is authorized to issue and the qualifications, limitations and restrictions of such preferences and/or rights. Any such request may be addressed to the Secretary of the company or to the transfer agent named on the face hereof."

     8. CONVERSION. The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except that the shares of


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Series B Preferred Stock may be exchanged by the Corporation for shares of
Excess Stock in accordance with the Certificate of Incorporation.


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     IN WITNESS WHEREOF, Patriot American Hospitality, Inc. has caused William
W. Evans III, President and Chief Operating Officer of the Corporation to execute this certificate this 22nd day of January, 1999.


                              PATRIOT AMERICAN HOSPITALITY, INC.


                              By: /s/ William W. Evans
                                 ----------------------------------------------
                              Name:  William W. Evans III
                              Title:  President and Chief Operating Officer